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                                                                EXHIBIT 10(h)(3)


                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT, dated as of December 2, 2000, by and among The Quaker Oats Company, a New Jersey corporation (the "Company"), PepsiCo, Inc., a North Carolina corporation ("Parent"), and Robert S. Morrison (the "Executive").

     WHEREAS, the Company has entered into an Agreement and Plan of Merger of even date herewith (the "Acquisition Agreement"), among the Parent, the Company and BeverageCo, Inc., a wholly-owned subsidiary of the Parent (the "Merger Sub"), pursuant to which the Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the "Transaction"); and

     WHEREAS, the Parent, Company and the Executive desire to set forth in a written agreement the terms and conditions under which the Executive will render services to the Parent and continue to render services to the Company after the consummation of the Transaction.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, agree as follows:

     1. Employment Period.

        (a) This Agreement shall become effective at the "Effective Date," which shall mean immediately following the closing of the Transaction, if any, provided that the Executive remains employed by the Company at all times through the Effective Date. If the Transaction is not consummated, or if the Executive ceases for any reason to be employed by the Company through the Effective Date, this Agreement shall be null and void and of no further force or effect.

        (b) The Executive shall serve the Parent and Company, on the terms and conditions set forth in this Agreement, for the period beginning at the Effective Date and ending on the date set forth on Exhibit A hereto (the "Employment Period"), subject to earlier termination as provided herein.

     2. Position and Duties.

        (a) During the Employment Period, the Parent shall cause the Executive to be employed by the Company and the Executive shall serve the Parent and the Company in the positions set forth on Exhibit A hereto, with primary responsibilities for the development of the Company business plan and the assimilation and integration of Company's business operations with Parent. Executive shall also be elected a director of Parent and the Company.



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        (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business attention and time to the business and affairs of the Company and shall use his reasonable best efforts to carry out his duties and responsibilities hereunder faithfully and efficiently. It shall not be a violation of the foregoing for the Executive to (i) serve on corporate, civic or charitable boards or committees or (ii) manage personal investments, so long as such activities do not materially interfere with the performance of his responsibilities hereunder or violate Section 6 hereof.

        (c) The Executive's services shall be performed primarily at the Company's offices in the Chicago, Illinois metropolitan area.

     3. Compensation.

        (a) Salary. As compensation for the Executive's services hereunder during the Employment Period, the Company shall pay to the Executive a base salary (hereinafter the "Base Salary") at an annual rate not less than the amount set forth in Exhibit A hereto, payable at such times and intervals as the Company customarily pays the base salaries of its other executive employees. During the Employment Period, the Base Salary shall be reviewed annually for possible increase in accordance with the Company's normal payroll practices for management personnel. The Base Salary shall not be reduced after any such increase, and the term "Base Salary" shall thereafter refer to the Base Salary as so increased.

        (b) Incentive Compensation. In addition to the Base Salary, the Executive shall be eligible to earn an annual bonus (the "Annual Bonus"), with a target bonus equal to the amount specified in Exhibit A hereto. In addition, the Executive shall be awarded stock options on the terms and conditions set forth on Exhibit B hereto under Parent's 1994 Long-Term Incentive Plan (the "LTIP"). Finally, the Executive shall be entitled to receive a special supplemental payment (the "Supplemental Payment") in the amount and on the date set forth in Exhibit A hereto, if the Executive remains employed by the Company on such date, or in the event of his earlier termination, as set forth herein. Nothing herein shall be deemed to modify the terms of any stock options or other equity-based awards held by Executive as of the Effective Date, which awards shall continue to be governed by the terms thereof (after giving effect to the Acquisition Agreement).

        (c) Group/Executive Benefits and Fringe Benefits. During the Employment Period, the Executive shall be entitled to participate in any group or executive savings, retirement and welfare benefit plans, and in fringe benefit and perquisite programs (including, without limitation, medical, life insurance and other welfare benefits and benefits under qualified and nonqualified retirement and savings plans) of the Company or the Parent, as the case may be, to the same extent as, and on the same terms and conditions as, other similarly situated executives of the Parent or Company from time to time, with credit for service credited by the Company under such plans and programs prior to the closing of the Transaction (collectively, along with the Supplemental Retirement Benefits described in Section 5 below, referred to as "Benefits"). In addition, Executive shall be entitled to defer all salary and bonus payments hereunder under the Parent's Executive Income Deferral Program, provided, however, that Executive shall not elect to have any deferred amounts deemed invested in Parent common stock without the prior approval of Parent.


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        (d) Expenses. The Executive shall be entitled to receive prompt reimbursement of all reasonable business expenses incurred by the Executive during the Term in carrying out his duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses, as in effect from time to time.

        (e) Change of Control. The Parent shall offer to enter into, or shall cause the Company to offer to enter into, a change-of-control employment agreement with the Executive on the same terms and conditions as such or similar agreement may be entered into by Parent with other similarly situated executives of Parent or its subsidiaries (the "Change of Control Agreement").

        (f) Corporate Loan. Within five (5) days after the Effective Date or such later date as requested by Executive in writing, Parent shall lend Executive the amount requested, not exceeding a principal sum of $10,000,000, bearing interest on the unpaid principal sum, compounded quarterly, at the short term applicable Federal rate at the time such loan is made. Such principal and interest shall be due and payable 30 days after the earlier of (i) the last day of the Initial Term or (ii) the termination of Executive's employment. The loan shall be unsecured but with full recourse against Executive. The loan shall be evidenced by a promissory note substantially in the form attached as Exhibit C hereto.

     4. Employment Termination.

        (a) Termination by the Company. (i) The Executive's employment may be terminated by the Parent for Cause (as defined below), or for any other reason, including Disability (as defined below) (a termination without Cause). The Parent shall give the Executive notice of termination specifying which of the foregoing provisions is applicable and, in the case of a termination for Cause, the factual basis therefor, and the termination shall be effective upon the 5th day after such notice is given or such later day as may be specified in such notice (such day, the "Date of Termination").

               (ii) "Disability" shall mean a disability that would entitle Executive to receive benefits under the long-term disability plan of the Company, or any of its affiliates, including by limited to Parent (the "Affiliated Companies"), applicable to Executive, as in effect from time to time, which prevents the Executive from performing his duties hereunder for 180 consecutive days or more.

               (iii) "Cause" shall mean that, as established by clear and convincing evidence, Executive engaged in gross misconduct by committing a significant violation of the Parent's or Company's Code of Ethics or by committing a significant breach of any material covenant, agreement or obligation under this Agreement; provided that, if appropriate under the circumstances (taking into account the nature of the offense), the Parent has called the alleged misconduct to Executive's attention and he is allowed a reasonable opportunity to cure it. A determination of Cause by gross misconduct must be made by a two-thirds vote of the full Board of Directors of Parent (excluding Executive), and


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     must be communicated in writing to Executive by a Notice of Termination, which shall include a certification or a copy of the resolution duly adopted by said Board by the required two-thirds vote.

               (iv) "Notice of Termination" shall mean a written notice which
     (A) indicates the type of termination under this Agreement (e.g., for Cause) and cites the applicable provision of this Agreement, (B) briefly describes the facts and circumstances claimed to provide a basis for the stated type of termination, if applicable, and (C) specifies the date of termination from active service.

        (b) Termination by Executive. (i) The Executive's employment may be terminated by the Executive for "Good Reason"( as defined below), or without Good Reason. The Executive shall give the Parent and Company Notice of Termination, and the termination shall be effective upon the 30th business day after such notice is given unless the Parent agrees to an earlier day (such day, the "Date of Termination").

               (ii) A termination by the Executive shall be for "Good Reason" if it occurs within 30 days after, and as a result of, one of the following:

                   (A) the Parent or Company intentionally fails to pay or provide required compensation, after such omission has been called to the Company's attention and the Company has been given a reasonable opportunity to cure it;

                   (B) the Parent or Company significantly reduces Executive's titles, position, duties or authority as set forth in Section 2(a) of this Agreement or Executive fails to be elected or is removed from the Board of Directors of Parent or the Company;

                   (C) any material breach by the Parent or Company of this Agreement, provided, such breach is called to the Parent's or Company's attention and the Parent or Company has been given a reasonable opportunity to cure it; or

                   (D) any relocation by the Parent or the Company of the Executive's principal place of business away from the Chicago, Illinois metropolitan area, unless the Executive consents, in his sole discretion, to such relocation.

        (c) Consequences of Termination by the Company without Cause or by the Executive for Good Reason. If, during the Employment Period, the Executive's employment is terminated by the Parent without Cause or by the Executive for Good Reason, the Executive shall, for the remainder of the Initial Term, nonetheless remain an employee through the end of the Initial



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Term of the Company to perform such duties as he and the Chief Executive Officer of Parent shall mutually agree, and shall receive from the Company:


              (i) a lump sum cash payment, within 30 days after the Date of Termination, equal to the sum of: (I) the unpaid Base Salary, if any, payable through the end of the Initial Term, or if applicable, the Extended Term (determined without deferral of any amount pursuant to based on Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code")), at the rate in effect immediately before the Date of Termination (but, in the case of a termination by the Executive for Good Reason, disregarding any reduction thereof that was the basis for such termination), plus (II) the unpaid Annual Bonus that would be payable through the end of the Initial Term, or if applicable the Extended Term, assuming such Annual Bonus was payable at the rate equal to the greater of (x) the most recent annual performance target on which such year's Annual Bonus is determined, or (y) Executive's fiscal 2000 Annual Bonus amount awarded by the Company; plus

              (ii) any unpaid Supplemental Payment; plus

              (iii) any accrued but unpaid Benefits, payable in accordance with the term thereof; plus

              (iv) continued Benefits for the period ending on the last day of the Initial Term. Thereafter, Executive shall be considered to be a retiree under the terms of the applicable Benefit plans; plus

              (v) full vesting on the Date of Termination of stock options theretofore granted under Section 3(b) above and the grant of stock options described on Exhibit B (to the extent not theretofore granted) which stock options shall be fully vested on the date of grant; provided that such stock options shall not be exercisable until the earlier of the third anniversary of the date of grant or such date on which the vesting of such stock options would, but for the provisions of this
        Section 4(c)(v), have occurred prior to such third anniversary under the terms of the LTIP or such options, and such stock options shall remain exercisable for their full ten-year term.

        (d) Other Employment Terminations. If, during the Employment Period, the Executive's employment is terminated for any reason other than by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to any compensation provided for under this Agreement, other than (i) Base Salary through the Date of Termination; (ii) benefits under any long-term disability insurance coverage in the case of termination because of Disability; and (iii) vested Benefits.

        (e) Retiree Status. Subject to the provisions of any retirement plan qualified under Section 401(a) of the Code, upon termination of Executive's employment for any reason, he shall be regarded as a retired senior officer of the Company for purposes of all benefits payable under



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this Agreement and any benefit plan or agreement of the Parent or the Company in which Executive participates, other than with respect to the stock options granted pursuant to Section 3(b).


     5. Supplemental Retirement Benefits.

        (a) Subject to the proration provisions described in Section 5(d) below, upon termination of employment for any reason, Executive shall receive a supplemental retirement benefit pursuant to this Agreement which, in combination with any and all retirement benefits to which Executive is entitled or received under any qualified or non-qualified defined benefit plans of Parent, the Company and any of Executive's former employers, will produce for him, upon commencement of benefits at or after age 60, aggregate retirement benefits such that the annualized amount, on a straight life annuity basis, is equal to the greater of: (i) fifty percent (50%) of his average cash compensation (annualized base salary and annual performance bonus) for his five consecutive full calendar years of employment with the Company (including years prior to the Effective
Date) that produce highest average cash compensation, or if his actual number of full calendar years of employment with the Company (including years prior to the Effective Date) is less than five, then such average for such number of full calendar years, as determined under Section 6(a) of that certain Employment Agreement between the Executive and the Company, effective October 22, 1997 (the "1997 Employment Agreement")); or (ii) fifty percent (50%) of such average cash compensation determined by taking into account only the three full calendar years of employment with the Company prior to the Effective Date; or (iii) nine hundred fifty thousand dollars ($950,000.00). In determining the set-off for other retirement benefits, the value of those benefits shall be calculated as if Executive had elected to receive each benefit on a straight life annuity basis, regardless of the form of payment he actually elected (including any lump sum payment).

        (b) Executive may elect to take the supplemental benefit described in
Section 5(a) in any form permitted under the Company Supplemental Executive Retirement Program (the "SERP") or the Company Retirement Plan, including, but not limited to, a lump sum payment, subject to the applicable actuarial adjustment prescribed by the plan in question for electing such alternate form of payment instead of a straight life annuity.

        (c) Subject to Section 5(f), if Executive commences receipt of the supplemental retirement benefit described in Section 5(a) before attaining age 60, then the benefit shall be subject to actuarial reduction, calculated in accordance with the terms of the SERP.

        (d) Subject to Section 5(f), if, before the end of the Initial Term, Executive's employment is terminated by the Company for Cause or is terminated by Executive without Good Reason, then the supplemental retirement benefit described in Section 5(a) shall be prorated based on the number of months Executive was actively employed with the Company, as follows: (i) multiply the formula figure determined under Section 5(a) (without subtracting any set-off for other retirement benefits) by a fraction, the numerator of which is the number of months Executive was actively employed by the Company, and the denominator of which is sixty (60); and then (ii) subtract the set-off for other retirement benefits, as described in Section 5(a). Provided, if Executive does not accept a position with any other company (other than one which is wholly owned by Executive and/or members of his



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immediate family and which has annual gross sales revenue of less than
$1,000,000.00) during the one-year period following his last day of active service with the Company, then the proration formula shall be more favorable to Executive, as follows: (x) calculate the net supplemental retirement benefit under Section 5(a), including subtracting the set-off for other retirement benefits; and then (y) multiply that amount by a fraction, the numerator of which is the number of months Executive was actively employed by the Company, and the denominator of which is sixty (60).

        (e) If Executive dies before the supplemental retirement benefit described in Section 5(a) becomes payable, his wife shall receive a survivor annuity for the rest of her life equal in amount to the straight life annuity which would have been payable to Executive under Section 5(a) if, on the date immediately before his death, he had terminated his employment for Good Reason, taking into account all set-offs that would have applied to his benefit, except that if his spouse only receives a reduced survivor annuity under the Company Retirement Plan, then that amount, rather than the full straight life annuity which would have been payable to Executive, shall be set-off with respect to the Company Retirement Plan.

        (f) For the purpose of the foregoing provisions of this Section 5, upon a termination of Executive's employment with the Company (i) in a Qualifying Termination (as defined under Exhibit A) at any time or (ii) for any reason after the last day of the Initial Term, then Executive shall be considered to have attained the later of age 60 or his actual attained age on such termination date.

        (g) In addition to the foregoing, upon a termination of Executive's employment with the Company (i) in a Qualifying Termination (as defined under Exhibit A) at any time or (ii) for any reason after the last day of the Initial Term, Executive shall be entitled to such benefits under the Parent's or Company's supplemental or non-qualified defined pension benefit plans with respect to his service after the Effective Date.

     6. Covenants.

        (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and the Affiliated Companies (as defined in Section 4(a)(ii)) all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Companies and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during his employment by the Company or any of the Affiliated Companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 6(a)) ("Confidential Information"). For the purposes of this Section 6(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company or any of the Affiliated Companies, except with the prior written consent of the Company or such Affiliated Company, as applicable, or as otherwise required by law



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or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive's employment shall remain the sole property of the Company and/or one or more of the Affiliated Companies, as applicable, and shall be turned over to the Company or such Affiliated Company, as applicable, upon termination of the Executive's employment.

        (b) No Solicitation. The Executive agrees that he shall not, at any time during the Noncompetition Period (as defined in Section 6(c) below), directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who is or was at any time during the previous six (6) months an employee, representative, officer or director of the Company or any of the Affiliated Companies (except for such employment by the Company or any of the Affiliated Companies).

        (c) Noncompetition. In light of Executive's exposure to and participation in the development of the Company's and the Affiliated Companies' business strategies, operating techniques and market development plans, Executive shall during the Employment Period and for a period of two years immediately following the Employment Period, abide by the following covenants and restrictions:

        (i) He shall not Participate in the management of business entity that produces, markets, sells, distributes or licenses Covered Products, unless that entity is merely a retailer or consumer of Covered Products who does not compete against the Company or any Affiliated Company in any way.

        (ii) The following definitions shall apply to this Section 5(c):

              (A) "Covered Products" means any product which falls into one or more of the following categories, so long as the Company or any Affiliated Company is producing, marketing, distributing, selling or licensing such product anywhere in the world, including, non-alcoholic beverages; bottled water; hot cereals; ready-to-eat cereals; grain and/or potato-based snacks, including salty snacks and cookies; value-added pasta products; dry pasta products; value-added rice products; nuts; pancake mixes; pancake syrup; confectionary products and items the Company or any Affiliated Company produces for the food service market.

              (B) "Participate" shall be construed broadly to include, without limitation: (1) holding a position in which Executive directly manages such a business entity; (2) holding a position in which anyone else who directly manages such a business entity is in Executive's reporting chain or chain-of-command, regardless of the number of reporting levels between them; (3) providing input, advice, guidance or suggestions regarding the management of such a business entity to anyone responsible therefor; (4) providing a testimonial on behalf of such an operation or the product it produces; or (5) doing anything else which falls within a common sense definition of the term "participate" as used in the present context.



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        (d) Acknowledgment and Enforcement. The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants, including without limitation the noncompetition covenant of Section 6(c), is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the Company and the Affiliated Companies are engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and the Affiliated Companies in the event the Executive breached any of the covenants of this
Section 6; and (iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under this Section 6 would be inadequate. The Executive therefore agrees and consents that if he commits any breach of a covenant under this Section 6 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 6 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 6 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

     7. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Parent shall not be entitled to set-off against the amounts payable to the Executive under this Agreement any amounts owed to the Parent by the Executive, other than amounts in default under the Corporate Loan described in Section 3(f) of this Agreement, any amounts earned by the Executive in other employment after termination of his employment with the Parent, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

     8. Make-Whole Payments. If any amount payable to the Executive by the Company or any Affiliated Company, whether under this Agreement or otherwise, or whether arising before or after the Effective Date (a "Payment"), is subject to any tax under section 4999 of the Code, or any similar federal or state law (an "Excise Tax"), the Parent shall pay to the Executive an additional amount (the "Make Whole-Amount") which is equal to (i) the amount of the Excise Tax, plus
(ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus
(iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state, or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause
(iii).

        (a) For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount



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payable with respect to an Excise Tax shall be paid by the Parent coincident with the Payment with respect to which such Excise Tax relates.

        (b) All calculations under this Section 8 shall be made initially by the Parent and the Parent shall provide prompt written notice thereof to the Executive to timely file all applicable tax returns. Upon request of the Executive, the Parent shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in subparagraph a. above and the Parent shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

        (c) If the Executive gives written notice to the Parent of any objection to the results of the Parent's calculations within 60 days of the Executive's receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Parent ("Tax Counsel"). The Parent shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Parent shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Parent shall pay the Executive any additional amount determined by Tax Counsel to be due under this Section 8 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under Section 1274(d) of the Code) promptly after such determination.

        (d) The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a "Tax Authority") determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determine by Tax Counsel.

        (e) If a Tax Authority makes a claim against the Executive which, if successful, would require the Parent to make a payment under this Section 8, the Executive agrees to contest the claim on request of the Parent subject to the following conditions:

            (i) The Executive shall notify the Parent of any such claim within 10 days of becoming aware thereof. In the event that the Parent desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Tax Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Parent to make such payment together with an advanced of funds sufficient to make the requested payment plus any amounts payable under this Section 8 determined as if such advance were an Excise Tax, in which case the Executive shall act promptly in accordance with such instructions.

            (ii) If the Parent so requests, the Executive shall contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Parent; provided,



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

     however, that any request by the Parent for the Executive to pay the tax shall be accompanied by an advanced from the Parent to the Executive of funds sufficient to make the requested payment plus any amounts payable under this Section 8 determined as if such advance were an Excise Tax. If directed by the Parent in writing the Executive shall take all action necessary to compromise or settle the claim, but in no event shall the Executive compromise or settle the claim or cease to contest claim without the written consent of the Parent; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this Section 8 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Parent in contesting the claim and to comply with any reasonable request from the Parent concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Parent, the Executive shall take appropriate appeals of any judgment or decision that would require the Parent to make a payment under this Section
     8. Provided that the Executive is in compliance with the provisions of this section, the Parent shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorney's fees, which may be incurred as a result of, contesting the claim, and shall provide the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

     (f) Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Parent shall pay an additional Make-Up Amount to the Executive in a manner consistent with this Section 8 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Parent or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Parent, but such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which are not offset by the tax benefit attributable to the repayment.

     9. Notices.

        (a) Methods. Each notice, demand, request, consent, report, approval or communication (hereinafter, "Notice") which is or may be required to be given by any party to any other party in connection with this Agreement and the transactions contemplated hereby, shall be in writing, and given by facsimile, personal delivery, receipted delivery services, or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served as shown in Section 9(b) below.

        (b) Addresses. Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed:

              If to the Parent:         PepsiCo, Inc.
                                        700 Anderson Hill Road
                                        Purchase, New York 10577-1444
                                        Attn.: Chief Executive Officer
                                        Facsimile:  (914) 249-8144

              If to the Executive:      At his residence address most recently
                                        filed with the Company.

              with a copy to:           Vedder, Price, Kaufman & Kammholz
                                        222 North LaSalle Street
                                        Chicago, IL 60601
                                        Attn.: Robert J. Stucker
                                               Thomas P. Desmond
                                        Facsimile:  (312) 609-5005

              In each case, with
              a copy to Company:

              If to Company:            The Quaker Oats Company
                                        321 North Clark Street
                                        Chicago, Illinois 60610
                                        Attn.: Senior Vice President --
                                               General Counsel
                                        Facsimile: (312) 222-7696

        (c) Changes. Each party may designate by Notice to the other in writing, given in the foregoing manner, a new address to which any Notice may thereafter be so given, served or sent.

     10. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, except with respect to Section 6(d) and
Section 8, shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators appointed by the parties. If the parties cannot agree on the appointment, one arbitrator shall be appointed by the Parent and one by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 10. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under this Agreement, Executive shall be entitled to recover from the Parent his reasonable attorneys' fees and costs and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court). Payment shall be made to the Executive by the Parent at the time these attorneys' fees and costs and expenses are incurred by the Executive. If, however, the arbitrators should later determine that under the circumstances the Executive could have had no reasonable expectation of prevailing on the merits at the time he initiated the arbitration based on the information then available to him, he shall repay any such payments to the Parent in accordance with the order of the arbitrators. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.

     11. Effect on Existing Agreements; Entire Agreement. Executive agrees that notwithstanding the provisions of his 1997 Employment Agreement or that certain Executive Separation Agreement between the Company and the Executive dated April 3, 2000 (the "ESA"), any resignation by Executive after the date hereof shall not constitute a resignation for "Good Reason" under the 1997 Employment Agreement or a "Termination" under the ESA; provided, however, that the foregoing agreement shall only apply with respect to the Transaction and matters consistent therewith. The agreement of Executive set forth in the preceding sentence shall be effective as of the date of execution of this Agreement, notwithstanding the Effective Date provisions of Section 1(a) or the next sentence of this Section 11. If this Agreement becomes effective as provided in
Section 1(a), then as of the Effective Date, this Agreement shall constitute the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements with respect thereto, including, without limitation, the 1997 Employment Agreement and the ESA. In the event the closing of the Transaction does not occur, then this Agreement shall be of no force or effect.

     12. Successors.

        (a) Executive. This Agreement is personal to the Executive and, without the prior written consent of the Parent and Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        (b) The Company. This Agreement shall inure to the benefit of and be binding upon the Parent and Company and their successors and assigns.

        (c) Assigns. The Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent and/or the Company to expressly assume and perform this Agreement in the same manner and to the same extent that the Parent and/or Company would have been required to perform it if no such assignment had taken place. As used in this Agreement, "Parent" and "Company" shall mean the Parent and Company, respectively, each as defined above and any such successor by operation of law or otherwise.

     13. Indemnification. To the fullest extent permitted by law and the Parent's and Company's by-laws, the Parent and the Company shall indemnify Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Parent, the Company or any Affiliated Companies.

     14. Miscellaneous.

        (a) Governing Law. The Agreement shall be construed and enforced according to the Employee Retirement Income Security Act of 1974 ("ERISA"), and the laws of the State of Illinois, other than its laws respecting choice of law, to the extent not pre-empted by ERISA.

        (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

        (c) Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

        (d) No Waiver. The Executive's, the Parent's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

        (e) Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

        (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of its Board of Directors, the Company and the Parent has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


                                        EXECUTIVE:


                                        /s/  Robert S. Morrison
                                        ----------------------------------------
                                             Robert S. Morrison


                                        COMPANY:

                                        THE QUAKER OATS COMPANY


                                        By: /s/ John G. Jartz
                                           -------------------------------------
                                        Name:  John G. Jartz
                                        Title: Senior Vice President-
                                               General Counsel,
                                               Business Development,
                                               and Corporate Secretary



                                        PARENT:


                                        PEPSICO, INC.


                                        By: /s/ Lawrence F. Dickie
                                           -------------------------------------
                                        Name:  Lawrence F. Dickie
                                        Title: Vice President,
                                               Associate General Counsel
                                               and Assistant Secretary

                        EXHIBIT A TO EMPLOYMENT AGREEMENT
                   TERMS AND CONDITIONS FOR ROBERT S. MORRISON


Employment Period: Eighteen (18) months following the Effective Date (the "Initial Term"). The term shall automatically be extended at the end of the Initial Term for one additional year (any such additional period being the "Extended Term"), and for one additional year at the end of each Extended Term, unless the Executive or Parent shall give written notice of non-renewal to the other party at least one year prior to the scheduled end of the Initial Term or such Extended Term.

Position: Vice Chairman of Parent and Chairman and CEO of the Company; Director of Parent and Company.

Minimum Annual Rate of Base Salary: $1,107,750; provided, such amount of Executive's Base Salary as exceeds the maximum amount allowable as a deduction by the Company (or Parent as the case may be) under Section 162(m) of the Code shall be deferred and payable to the Executive in the first succeeding year in which such amount shall be so allowable, but not later than the date on which Executive terminates employment with the Company, unless such amounts have been deferred at the election of Executive under the Parent's Executive Income Deferral Program, in which case such amount shall be paid in accordance with the terms thereof).

Annual Bonus: The Executive shall be eligible to receive an annual bonus with respect to the calendar year in which the Effective Date occurs based on the Company's performance as measured against goals related to general Company performance and to the assimilation of the Company into Parent, which goals shall be established in consultation with Executive. The target annual bonus for such period shall not be less than 100% of the Base Salary payable for such calender year (which Base Salary shall be determined by including any amount deferred for such year pursuant to Section 162(m) of the Code), with a maximum bonus opportunity of not less than 200% of such Base Salary. To the extent that the Executive receives a pro rata bonus award under the Company's bonus plan as in effect prior to the Effective Date for the period from January 1, 2001 through the Effective Date, then the Annual Bonus payable with respect to the remainder of such calendar year shall be a pro rata bonus, based on the fraction of the calendar remaining as of the Effective Date. With respect to each subsequent calendar year in the Employment Term, the Executive shall be eligible to receive an annual bonus with respect to the calendar year based on the Company's performance as measured against goals established in consultation with Executive, and based on an annual target bonus of 100% of Base Salary and a maximum bonus opportunity of 200% of Base Salary. To the extent that Executive's employment during such calendar year is less than the full calendar year (for example, because the Initial Term expires during such year and is not renewed), then such annual bonus shall be pro rated to reflect such period.

Supplemental Payment: Executive shall receive a Supplemental Payment equal to $19.2 million (the "Supplemental Payment"); provided, however, that Parent, Company and Executive acknowledge that such amount is based on a December 1, 2000, estimate prepared by Arthur Andersen LLP (which estimate has been delivered to Parent, Company and Executive and assumes certain facts not known as the date hereof) and Arthur Andersen LLP shall update the calculation of the Supplemental Payment immediately prior to the Effective Date based upon the actual facts, which updated amount shall be the Supplemental Payment. Unless the Supplemental Payment is to be credited to the Parent's Executive Income Deferral Program pursuant to the election of the Executive made in the time and manner required by such Plan (in which case it shall be paid in accordance with the terms thereof), the Supplemental Payment shall be paid not later than thirty
(30) days following the last day the Initial Term, provided Executive is employed with the Company or an Affiliated Company through such date. The Executive's death, termination by the Executive for Good Reason or termination of Executive by the Parent or Company other than for Cause shall be a "Qualifying Termination." Upon a Qualifying Termination before the Supplemental Payment has been paid in full, the Executive (or his beneficiary) shall be entitled to receive such unpaid Supplemental Payment in a lump sum no later than thirty (30) days following such termination, unless the Supplemental Payment is to be credited to the Parent's Executive Income Deferral Program pursuant to the election of the Executive made in the time and manner required by such Plan (in which case it shall be paid in accordance with the terms thereof). In the event the Executive's employment terminates prior to the last day of the Initial Term for any reason other than a Qualifying Termination, Executive shall forfeit his right to receive the Supplemental Payment.

                        EXHIBIT B TO EMPLOYMENT AGREEMENT
                   OPTIONS TO BE GRANTED TO ROBERT S. MORRISON


Number of Options: In each of 2001 and 2002, Executive will be granted a 10-year option with respect to no less than 300,000 shares of Parent common stock. The 2001 grant shall be made not later than 30 days after the Effective Date and the 2002 grant will be made in 2002 when options are granted to Parent officers generally, but no later than the first anniversary of the Effective Date.

Per-share exercise price: The options will be priced at the "Fair Market Value," as defined in the LTIP, of the Parent stock on the Effective Date and will vest and become exercisable as to all of the shares on the third anniversary of the date of grant (or such earlier date as may be provided under the LTIP, such as upon death or the occurrence of a change in control).

General Terms and Conditions: The options otherwise will be subject to the LTIP. A Qualifying Termination (as defined in Exhibit A) prior to the end of the Initial Term, and any termination upon or after the last day of the Initial Term, will cause such options to vest in full and to remain outstanding and become exercisable on the third anniversary of the date of grant (or such earlier date as any be provided under the LTIP, such as upon death or the occurrence of a change in control) as if Executive's employment had not terminated, and such options shall not expire before the last day of the 10-year grant. In the event the Executive's employment terminates prior to the last day of the Initial Term for any reason other than a Qualifying Termination, any option granted pursuant to this Exhibit B shall be forfeited.

                        EXHIBIT C TO EMPLOYMENT AGREEMENT
                 FORM OF PROMISSORY NOTE FOR ROBERT S. MORRISON


                                 Promissory Note

$________________                                        Date: __________, 200__


     _________________ (herein referred to as "Holder") has agreed to advance to
_________________ (herein referred to as "Maker") on _____________, 200__, such amount as requested by Maker from time to time not exceeding the total principal sum of $10,000,000, and for said value received Maker promises to repay to the order of Holder, said principal sum on or before the date which is 30 days after the date of [18 months + 30 days], 20___, or the date of Maker's termination of employment with Holder and all affiliated companies, together with interest on the unpaid principal sum, compounded quarterly, at the [short term applicable Federal rate at the time of this Promissory Note].

     If Maker fails to make any payment set forth above when due, Holder may elect to declare the entire unpaid principal amount, including all unpaid interest, immediately due and payable with or without notice.

     In the event of commencement of legal action to enforce payment of this note, the non-prevailing party agrees to pay the prevailing party's reasonable attorney's fees and court costs in connection therewith.

     Holder reserves the right to assign or transfer all or any part of, or any interest in, Holder's rights and benefits under this Note to any successor to all or part of its business or assets.

     This Note shall be construed in accordance with and governed by the internal laws of the State of Illinois, without reference to principles of conflict of laws.




                                                 By:
                                                    ----------------------------

                                                    ----------------------------

Witnessed by:

-------------------------------